UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 29, 2017
Date of Report
(Date of earliest event reported)
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Core-Mark Holding Company, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	000-51515	20-1489747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 415 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)
(650) 589-9445
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On March 28, 2017, Core-Mark Holding Company, Inc. (the "Company") and its subsidiaries entered into a Tenth Amendment to its credit facility, which, after giving effect to the amendment, matures in March 2022. In addition to extending the maturity date, the amendment increases the size of the Company's credit facility from $600 million to $750 million. The amendment also includes an expansion feature to give the Company the option to further increase the size of the credit facility by an additional $200 million to a total of $950 million if exercised.

In addition to extending the maturity and increasing the size of the Company’s credit facility, the amendment revises the formula for the Company’s borrowing base to allow for additional borrowing against eligible inventory. The availability thresholds for the pricing grid under the credit facility were also revised to increase the amount of excess availability needed for the lower pricing tiers to apply. In addition, the pro forma availability tests relating to certain negative covenant baskets were revised to lower the proforma availability thresholds.
The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Tenth Amendment which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.
Item 8.01.    Other Events.
On March 29, 2017, the Company issued a press release announcing the Tenth Amendment to its credit facility, which matures in March 2022. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.
The following are filed as exhibits to this report:

Number	Description
10.1
Tenth Amendment to Credit Agreement, dated as of March 28, 2017, by and among Core-Mark Holding Company, Inc. and its subsidiaries, party thereto JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

99.1	Press Release of Core-Mark Holding Company, Inc. dated March 29, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORE-MARK HOLDING COMPANY, INC.

Date: March 29, 2017	By:	/s/ Christopher M. Miller
	Name:	Christopher M. Miller
	Title:	Chief Financial Officer